EXHIBIT 99.1

Concurrent Reports Fiscal Year 2013 Fourth Quarter and
Fiscal Year Financial Results

ATLANTA — August 27, 2013 — Concurrent (NASDAQ: CCUR), a global leader in video, media data intelligence and real-time Linux® solutions, today announced financial results for its fourth quarter and fiscal year ended June 30, 2013.

Revenue for the fourth quarter of fiscal 2013 was $14.9 million, compared with $14.7 million for the same period in fiscal 2012, and $16.9 million in the preceding quarter.

Gross margin for the fourth quarter of fiscal 2013 was 56.8%, compared with 57.4% for the same period in fiscal 2012, and 59.1% in the preceding quarter, primarily reflecting the mix of customers and products.  Operating expenses included a $2.4 million gain on the sale of non-strategic intellectual property and were $6.0 million, compared with $8.3 million for the same period in fiscal 2012, and $8.8 million in the preceding quarter.

The company reported net income of $2.3 million, or $0.26 per diluted share, in the fourth quarter of fiscal 2013, compared with net income of $209 thousand, or $0.02 per diluted share, in the same period in fiscal 2012, and net income of $937 thousand, or $0.11 per diluted share, in the preceding quarter.

"I am pleased to announce our sixth consecutive quarter and first full year of profitability in recent history," said Dan Mondor, the company's president and CEO. "We are encouraged by the overall progress we made in the business in fiscal 2013 underpinned by the continued market acceptance of our video and real-time solutions. We achieved a number of new design wins and saw an improvement in spending levels from some of our top customers resulting in a 5% year over year increase in revenue. We closed out the full year with a gain in net income of more than $7 million versus the prior year. Fiscal year 2013 represented a notable improvement in the financial performance of the company."

For fiscal 2013, revenue totaled approximately $63.4 million, compared with $60.3 million for fiscal 2012.  Consolidated gross margin for the year was 58.1%, compared with 57.6% for fiscal 2012.  Total operating expenses included a $2.4 million gain on the sale of non-strategic intellectual property and were $31.8 million for fiscal 2013, compared with total operating expenses of $36.8 million for fiscal 2012.  For fiscal 2013, the company posted $4.2 million of net income, equal to $0.48 per diluted share, compared with a net loss of $2.9 million, equal to $0.34 per diluted share, in fiscal 2012.

The company paid four cash dividends, each for $0.06 per share, one cash dividend of $0.12 per share, and a $0.50 per share special dividend in fiscal 2013.  At June 30, 2013, Concurrent had cash and cash equivalents of $27.9 million. The company has no debt.

Recent Company Highlights

•	Concurrent announced Cache Xpander™, a high performance, scalable storage device that improves the efficiency of edge based caching for high performance CDN applications and support of larger content libraries.

•	Concurrent released intelligent video archival software for unified CDN and network DVR applications designed to cost optimize content placement in multi-tier storage complexes.

•	Ultra high-density multi-screen transcoding was added to Concurrent's online video solution portfolio.

•	The company showcased its latest generation video and media data intelligence products at the NAB show in Las Vegas, announcing new session based policy controls for its eFactorTM dynamic content adaptation solution.

•	At the NCTA Cable Show, Concurrent hosted meetings to discuss the status, trends and the future of OTT and IP video services.

•	Concurrent shipped Imagen visual servers to KCEI in Korea for the K-Series Tank Platoon Simulation program.

•	The company increased its quarterly cash dividend from $0.06 per share to $0.12 per share in June 2013.

Conference Call Information

Concurrent will hold a conference call to review its fiscal 2013 fourth quarter and fiscal year financial results today, Tuesday, August 27th, at 4:30 p.m. ET.  The call will be broadcast live at www.ccur.com, under the "Investors" section at the 'About' tab.  The call can be accessed live by dialing 1-877-260-8898 (U.S.) 612-332-0802 (international) and entering pass code 130827.

A webcast of the live call as well as a replay will also be available at www.ccur.com.  To view financial results visit our Investors page here.

About Concurrent
Concurrent (NASDAQ: CCUR) is a global leader in video, media data intelligence and real-time Linux® solutions.  Concurrent provides customers with transformative solutions to fuel their business beyond what was thought possible. Concurrent's unified video delivery and media data intelligence solutions support every screen simultaneously, making it easier for cable MSOs, fixed-line telecommunications providers, mobile operators, online media companies and satellite TV broadcasters to deliver revenue generating video services to consumers on any device, over any network. The world's leading multichannel video service providers have selected Concurrent to deliver the solutions and services required to support their next-generation multi-screen video initiatives. Concurrent's Emmy® award-winning video solutions are based upon a rich heritage of high-performance real-time technology.  Concurrent's real-time Linux solutions are used to support applications in the defense, aerospace, automotive and financial industries. Concurrent has offices in North America, Europe and Asia. Visit www.ccur.com for further information. Follow us on Twitter: www.twitter.com/Concurrent_CCUR.

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Certain statements made or incorporated by reference in this release may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the company's future performance, including, but not limited to, management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

The risks and uncertainties which could affect our financial condition or results of operations include, without limitation: United States government sequestration; European austerity measures; delays or cancellations of customer orders; changes in product demand; economic conditions; various inventory risks due to changes in market conditions; margins of video business to capture new business; fluctuations and timing of large video orders; doing business in the People's Republic of China; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of our customers; failure to effectively manage change; delays in testing and introductions of new products;  the impact of reductions in force on our operations; rapid technology changes; system errors or failures; reliance on a limited number of suppliers and failure of components provided by those suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the impact of competition on the pricing of video solutions products; our ability to satisfy the financial covenants in the Revolver; failure to effectively service the installed base; the entry of new well-capitalized competitors into our markets; the success of new video solutions; the success of our relationships with technology and channel partners; capital spending patterns by a limited customer base; the current challenging macro-economic environment; continuing unevenness of the global economic recovery; privacy concerns over data collection; earthquakes, tsunamis, floods and other natural disasters in areas in which our customers and suppliers operate; and the availability of debt or equity financing to support our liquidity needs.

Other important risk factors are discussed in Concurrent's Form 10-K filed August 28, 2012 with the Securities and Exchange Commission ("SEC"), and in subsequent filings of periodic reports with the SEC. The risk factors discussed in the Forms 10-K and subsequently filed periodic reports under the heading "Risk Factors" are specifically incorporated by reference in this press release. Forward-looking statements are based on current expectations and speak only as of the date of such statements. Concurrent undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

Concurrent Computer Corporation and its logo are registered trademarks of Concurrent. Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Product	$8,637	$8,167	$38,414	$34,981
Service	6,287	6,541	25,030	25,316
Total revenues	14,924	14,708	63,444	60,297
Cost of sales:
Product	3,935	3,038	16,374	13,706
Service	2,507	3,224	10,233	11,854
Total cost of sales	6,442	6,262	26,607	25,560
Gross margin	8,482	8,446	36,837	34,737
Operating expenses:
Sales and marketing	3,550	3,666	14,358	16,257
Research and development	2,926	2,781	11,599	13,153
General and administrative	1,874	1,812	8,226	7,373
Gain on sale of intellectual property, net	(2,381)	-	(2,381)	-
Total operating expenses	5,969	8,259	31,802	36,783
Operating income (loss)	2,513	187	5,035	(2,046)
Other (expense) income, net	(11)	241	(418)	(190)
Income (loss) before income taxes	2,502	428	4,617	(2,236)
Income tax provision	189	219	369	651
Net income (loss)	$2,313	$209	$4,248	$(2,887)
Basic net income (loss) per share	$0.26	$0.02	$0.49	$(0.34)
Diluted net income (loss) per share	$0.26	$0.02	$0.48	$(0.34)
Basic weighted average shares outstanding	8,764	8,658	8,736	8,602
Diluted weighted average shares outstanding	8,966	8,776	8,910	8,602
Cash dividends declared per common share	$0.12	$-	$0.86	$-

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended
	June 30,	March 31,
	2013	2013
Revenues:
Product	$8,637	$10,714
Service	6,287	6,213
Total revenues	14,924	16,927
Cost of sales:
Product	3,935	4,591
Service	2,507	2,336
Total cost of sales	6,442	6,927
Gross margin	8,482	10,000
Operating expenses:
Sales and marketing	3,550	3,527
Research and development	2,926	2,878
General and administrative	1,874	2,362
Gain on sale of intellectual property, net	(2,381)	-
Total operating expenses	5,969	8,767
Operating income	2,513	1,233
Other expense, net	(11)	(229)
Income before income taxes	2,502	1,004
Provision for income taxes	189	67
Net income	$2,313	$937
Basic net income per share	$0.26	$0.11
Diluted net income per share	$0.26	$0.11
Basic weighted average shares outstanding	8,764	8,754
Diluted weighted average shares outstanding	8,966	8,894
Cash dividends declared per common share	$0.12	$0.06

Concurrent Computer Corporation
Condensed Consolidated Statements of Comprehensive Income (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended			Twelve Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012

Net income (loss)	$2,313	$937	$209	$4,248	$(2,887)

Other comprehensive income (loss):
Foreign currency translation adjustment	(83)	(24)	172	(325)	379
Unrealized gain on investment	-	-	-	-	2
Pension, net of tax	(180)	2	(583)	(174)	(583)
Other comprehensive loss	(263)	(22)	(411)	(499)	(202)
Comprehensive income (loss)	$2,050	$915	$(202)	$3,749	$(3,089)

Concurrent Computer Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	June 30,	March 31,	June 30,
	2013	2013	2012
	(unaudited)	(unaudited)

ASSETS
Cash and cash equivalents	$27,927	$22,370	$29,613
Trade accounts receivable, net	10,701	16,862	8,739
Inventories	2,844	2,949	3,683
Prepaid expenses and other current assets	2,324	1,559	2,129
Total current assets	43,796	43,740	44,164

Property, plant and equipment, net	3,102	3,114	3,966
Intangible assets, net	834	1,060	1,738
Other long-term assets	737	779	1,005
Total assets	$48,469	$48,693	$50,873

LIABILITIES
Accounts payable and accrued expenses	$7,671	$7,450	$5,931
Deferred revenue	8,383	10,575	8,850
Total current liabilities	16,054	18,025	14,781

Non-current deferred revenue	1,924	1,607	2,788
Other non-current liabilities	4,706	4,474	4,198
Total liabilities	22,684	24,106	21,767

STOCKHOLDERS' EQUITY
Common stock	88	88	87
Additional paid-in capital	208,677	208,422	207,830
Accumulated deficit	(183,085)	(184,291)	(179,415)
Treasury stock, at cost	(255)	(255)	(255)
Accumulated other comprehensive income	360	623	859
Total stockholders' equity	25,785	24,587	29,106
Total liabilities and stockholders' equity	$48,469	$48,693	$50,873